Exhibit 16.2

May 20, 2009

Ontario Securities Commission

British Columbia Securities Commission

Alberta Securities Commission

Securities Exchange Commission

Dear Sirs/Mesdames:

Re:

Stellar Pharmaceuticals Inc.

NI 51-102 Notice of Change of Auditor dated May 19, 2009

We have read the above-noted Notice of Change of Auditor with respect to our appointment as the auditor of the Company.  Based on our knowledge of the Company at this date, we agree with the information contained in the Notice of Change of Auditor.

Yours very truly,

McGOVERN, HURLEY, CUNNINGHAM, LLP

Chartered Accountants

Licensed Public Accountants

cc: Stellar Pharmaceuticals Inc.

2005 Sheppard Avenue East, Suite 300, Toronto, Ontario, Canada, M2J 5B4

Telephone: (416) 496-1234 – Fax: (416) 496-0125 – E-mail: infor@mhc-ca.com – Website: www.mhc-ca.com